EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of November 28, 2012 (the “Effective Date”), between Entegris, Inc., a Delaware corporation (“Company”), and Bertrand Loy (the “Executive”).

RECITALS

1. The Executive has heretofore been employed by the Company as its President and Chief Operating Officer.

2. Effective as of the Effective Date, the Board promotes the Executive to the position of President and Chief Executive Officer. The Company and the Executive wish to set forth the terms and conditions of Executive’s employment in such position.

NOW, THEREFORE, in consideration of the above specified recitals and their mutual promises, the Company and Executive agree as follows:

1. Definitions. The following terms shall have the meanings assigned to them below whenever they are used in this Agreement. Terms defined elsewhere in this Agreement shall have the meaning assigned to them at the location of their definition.

1.1. “Accrued Rights” means the following amounts: (A) Executive’s base salary in effect through the date of termination, to the extent not previously paid; (B) any bonus or variable compensation earned by Executive but unpaid as of the date of termination for any previously completed fiscal year; (C) reimbursement for any unreimbursed business expenses properly incurred by the Executive in accordance with Company policy prior to the date of the Executive’s termination and properly submitted for reimbursement within sixty (60) days following the date of termination; and (D) such reimbursements and benefits under the Benefit Plans, if any, to which the Executive became entitled prior to or on the date of termination, including, but not limited to, any vacation accrued but unused, through the date of termination, as determined in accordance with Company policies but excluding payments, if any, under any severance plan or policy of the Company.

1.2. “Board” means the Company’s Board of Directors as from time to time in office.

1.3. “Cause” means: (i) Executive’s conviction of a felony involving a personal act of willful and intentional misconduct or the entry by Executive of a plea of nolo contendere in connection with such an alleged felony; (ii) the repeated and continual failure of Executive to fulfill the basic duties of his position with the Company or Executive’s obligations under this Agreement; (iii) Executive’s gross negligence, dishonesty, willful malfeasance or gross misconduct in connection with his employment with the Company; or (iv) willful failure by Executive to follow any lawful directives established for Executive by the Board. Notwithstanding the foregoing, the deficiencies referred to in clauses (ii), (iii), and (iv) shall constitute Cause only if such deficiency remains uncured or continues or recurs after ten (10) days notice from the Company specifying in reasonable detail the nature of such deficiency, if such deficiency is capable of cure.

1.4. “COC Agreement” means that certain Executive Change of Control Termination Agreement between the Company and the Executive, dated August 10, 2005.

1.5. “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

1.6. “Competitor” includes, but is not limited to, any business or enterprise that develops, designs, produces, markets or sells any product or service that is directly or indirectly competitive with any product or service developed, produced, marketed or sold by the Company, including actual or demonstrably anticipated research or development.

1.7. “Change in Control” shall have the same meaning as the term “Change of Control” as defined in Section 1.04(a) through (d) of the COC Agreement.

1.8. “Disability” shall mean an illness, injury or other incapacitating condition as a result of which the Executive is absent from full time performance of his duties with the Company or is unable to perform his duties and responsibilities for a period of 60 consecutive days during the term of the Agreement or a period or periods aggregating to more than 90 days in any consecutive 6 month period but shall not include death.

1.9. “Good Reason” means: (i) failure of the Company to continue the Executive in the position of Chief Executive Officer; (ii) material diminution in the nature or scope of the Executive’s responsibilities, duties or authority, (iii) diminution by the Company, without the Executive’s consent, of the Executive’s base salary; (iv) a material breach by the Company of any provision of this Agreement; (v) any relocation of Executive’s primary place of employment by more than 60 miles; or (vi) the failure of the Company to require that any successor to all or substantially all of the business and assets of the Company assume all of the Company’s obligations under this Agreement. Notwithstanding the foregoing, a termination of employment shall not constitute a termination for Good Reason unless (A) Executive gives notice to the Company of the deficiency within ninety (90) days of its first occurrence; (B) the deficiency remains uncured after thirty (30) days from the giving of such notice; and (C) Executive resigns from the Company for Good Reason in accordance with Section 6.3 below within thirty (30) days of the end of such thirty (30)-day cure period.

1.10. “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

2. Employment. The Company hereby agrees to employ Executive, and the Executive hereby accepts employment as President and Chief Executive Officer of the Company, commencing on the Effective Date and continuing until terminated in accordance with Section 6 below. The Executive shall report directly to the Board and shall have active and general supervision and management over the business and affairs of the Company and shall have full power and authority to act for all purposes for and in the name of Company in all matters except where action of the Board is required by law, the Certificate of Incorporation or By-Laws of the Company, or resolutions of the Board. The Executive agrees to devote substantially all of his business time and efforts to the business and affairs of the Company and to the diligent performance of the duties and responsibilities assigned to the Executive hereunder, subject to periods of vacation and sick leave to which he is entitled. Notwithstanding the foregoing, Executive may serve on civic or charitable boards or committees and manage his personal investments and affairs, and continue to serve on any corporate board of directors on which he serves as of the Effective Date, to the extent such activities do not materially interfere with the performance of his duties and responsibilities hereunder. In addition, after consultation with the Board or the Governance & Nominating Committee of the Board, as to appropriateness with regard to the Executive’s duties and responsibilities to the Company, the Executive may also serve on other corporate boards of directors of corporations which are not Competitors, provided, however, that Executive shall at no time during the term of this Agreement serve on the board of directors of more than two publicly traded corporations other than the Company. In no event during the Term will Executive knowingly invest in any business which materially competes with the Company.

2.1. Board Service. Prior to the Effective Date, the Executive was appointed as a member of the Board and the Executive agrees to serve as a member of the Board during the term of this Agreement. Provided that the Executive’s employment with the Company has not previously been terminated, the Executive will be nominated for election as a member of the Board at the Company’s 2013 annual meeting of stockholders and at each subsequent annual meeting of stockholders during the term of this Agreement.

3. Compensation. During the term of this Agreement the Company agrees to pay Executive the following compensation:

3.1. Base Salary. Beginning on the Effective Date, the Executive’s annual base salary in his new position will be $625,000 per year, payable in accordance with the Company’s bi-weekly payroll practices. Executive’s salary will be subject to applicable payroll tax withholdings and deductions. From time to time Executive’s base salary may be subject to review in the discretion of the Board.

3.2. Variable Compensation. Commencing in 2013, Executive shall be entitled to participate in the Entegris Incentive Plan (“EIP”) in accordance with the terms and provisions of that plan as they may be established and modified from time to time by the Board, at a target payout level of 100% of Executive’s base salary. For 2012 Executive’s EIP participation at target shall be at his prior payout level applied to his prior base salary for the period January 1 through November 27 and shall be at the above 100% level at target applied to base salary at the rate specified in Subsection 3.1 above from the Effective Date through December 31, 2012.

3.3. Equity Awards. Executive shall retain all Company equity awards made prior to the Effective Date in accordance with the terms on which they were made. Beginning on the Effective Date Executive shall be eligible to participate in the Company’s Long Term Incentive Program and receive Company equity awards as from time to time determined by the Board.

3.4. Benefits. Executive will be eligible to participate in the existing Company employee benefit plans (including medical, dental, disability, SERP and 401(k) plans), subject to eligibility requirements, any waiting periods required for administrative purposes and the requirements of such plans, and any amendments or modifications thereto, all as determined by the Company. As a Company employee, Executive will also be entitled to vacation and paid time off in accordance with Company policies, as from time to time in effect. In addition Executive shall be reimbursed for his travel and entertainment expenses incurred in the conduct of Executive’s duties in accordance with the Company’s policies.

4. Term. The initial term of this Agreement shall be for a period of two years following the Effective Date and shall be automatically extended for additional one year terms on the second anniversary of the Effective Date and on each anniversary thereafter, unless the Board elects not to renew this Agreement by notice in writing delivered to Executive not less than 60 days prior to any such anniversary of the Effective Date.

5. Agreement of the Executive. The Executive hereby agrees to continue in the employ of the Company for the term of this Agreement; provided, however, that the Executive shall be entitled to resign from the Company for Good Reason.

6. Termination of Employment. For the term of this Agreement the Executive’s employment shall be subject to termination and may be entitled to severance benefits as follows:

6.1. By Employer For Cause. The Company may terminate the employment of the Executive for cause at any time. In the event of any such termination, the Executive shall be entitled to the Accrued Rights but shall have no claim for further compensation or severance pay beyond the date of termination.

6.2. By Employer Without Cause. The Company may terminate the Executive’s employment for any reason other than Cause (and other than as a result of death or disability) or elect not to renew this Agreement on 60 days prior written notice. In the event of such a termination or nonrenewal, the Company will pay Executive: (i) the Accrued Rights; (ii) an aggregate severance benefit in an amount equal to two times Executive’s base salary as in effect immediately prior to any such termination or nonrenewal; such severance benefit shall be paid in the form of salary continuation for the period commencing on the date of such termination and ending on the second anniversary of the date of any such termination or nonrenewal (a “Severance Pay Period”) and, for purposes of Section 409A of the Code, each installment of such salary continuation shall be treated as a separate payment; (iii) the Company will continue health and dental benefits for Executive and his immediate family for the entire of the Severance Pay Period; (iv) the restrictions with respect to all outstanding restricted stock unit (RSU) awards made to Executive shall continue to lapse in accordance with the schedule specified in the RSU award throughout the Severance Pay Period and all outstanding unvested stock options shall continue to vest in accordance with the schedule specified in the option grant throughout the Severance Pay Period; and (v) vested stock options shall continue to be exercisable throughout the Severance Pay Period and for a period of ninety (90) days thereafter. The benefits provided in this Subsection 6.2 are expressly conditioned on Executive fulfilling his obligations under Sections 7 and 9 below.

6.3. By Executive For Good Reason. The Executive may resign from the Company on 60 days prior written notice for Good Reason, in which event Executive shall be entitled to: (i) the Accrued Rights; (ii) an aggregate severance benefit in an amount equal to two times Executive’s base salary as in effect immediately prior to any such resignation; such severance benefit shall be paid in the form of salary continuation for the period commencing on the effective date of such resignation and ending on the second anniversary thereof which period shall also constitute a Severance Pay Period and, for purposes of Section 409A of the Code, each installment of such salary continuation shall be treated as a separate payment; (iii) the Company will continue health and dental benefits for Executive and his immediate family for the entire of such Severance Pay Period; (iv) the restrictions with respect to all outstanding restricted stock unit (RSU) awards made to Executive shall continue to lapse in accordance with the schedule specified in the RSU award throughout the Severance Pay Period and all outstanding unvested stock options shall continue to vest in accordance with the schedule specified in the option grant throughout the Severance Pay Period; and (v) vested stock options shall continue to be exercisable throughout the Severance Pay Period and for a period of ninety (90) days thereafter . The benefits provided in this Subsection 6.3 are expressly conditioned on Executive fulfilling his obligations under Sections 7 and 9 below.

6.4. By Employer upon Death or Disability. The Executive’s employment shall terminate upon Executive’s death or Disability, in which event the Executive or his personal representative shall be entitled to: (i) the Accrued Rights; (ii) benefits provided by any death or disability insurance policy maintained for Executive’s benefit by the Company, subject to eligibility under and the terms of any such insurance policy; and (iii) the restrictions with respect to all outstanding restricted stock unit (RSU) awards made to Executive shall lapse and all outstanding unvested stock options shall vest as of the date of such termination; Executive or his representative shall be entitled to the extended exercise period as specified in the award agreement(s) under which the RSU awards and stock option grants in question were made.

6.5. No Other Severance Benefits. Except as expressly provided above, the Executive shall not be eligible for or receive any severance benefits under this Agreement upon the occurrence of any one of the following: (a) the Executive’s resignation of or retirement from employment with the Company, or (b) the termination of Executive’s employment with the Company resulting from death or Disability, or (c) the termination of Executive’s employment by the Company for Cause; or (d) the Executive’s failure to perform or breach of any of the covenants, undertakings or other agreements set forth in Sections 7 and 9 below.; or (e) the Executive’s entitlement to receive payments or benefits under the COC Agreement.

6.6. Withholding. All payments to be made or benefits to be provided to Executive in accordance with this Agreement shall be made net of all applicable income and employment taxes required to be withheld from such payments. If any taxes are required to be withheld prior to payment, the Company may reduce other compensation payable to Executive or reduce the amount of future payments hereunder.

7. Obligations of Executive. Upon the termination of Executive’s employment for whatever reason and as a condition to the Company’s payment of any severance or other benefits under this Agreement, the Executive agrees to do the following:

7.1. Resignation as a Director. Upon termination of Executive’s employment by the Company for any reason or the resignation of or retirement from employment by the Executive, the Executive shall provide the Secretary with his written resignation from the Company’s Board and all subsidiary Boards, and the Board may choose to accept or reject the Executive’s resignation as a Company Board member.

7.2. Execution of Release. Executive agrees that Executive shall execute and deliver to the Company a valid, binding, irrevocable general release of any claims he has or may have against the Company, including its subsidiaries, in connection with or relating to his employment by and/or termination from employment with the Company in the form attached hereto as Attachment A, within 21 days of the effective date of termination resulting from a termination by the Company, provided further that the Company shall be permitted to defer any payments and any benefits provided for in this Agreement until the 10th day after the later of the receipt of such release and the time at which the release has become valid, binding and irrevocable. Notwithstanding the foregoing, the Company agrees and hereby acknowledges that the Release contained in Attachment A is not intended to and does not (i) apply to any claims the Executive may bring to enforce the terms of this Agreement, the COC Agreement, or any outstanding equity award agreement and applicable equity plan; (ii) release the Company of any obligation it may have pursuant to a written agreement, the Company’s certificate of incorporation or By-Laws or as mandated by statute to indemnify the Executive as an officer or director of the Company; and (iii) release the Company of any obligation to provide and/or pay benefits to the Executive or the Executive’s estate, conservator or designated beneficiary(ies) under and in accordance with the terms of any applicable Company benefit plan and/or program.

7.3. Compliance with Obligations. Executive agrees to continue to comply with any post-termination obligations he may owe to the Company arising from this Agreement or any other agreement the Executive has with the Company, its subsidiaries, affiliates or divisions, including but not limited to all outstanding equity award agreements and the COC Agreement.

7.4. Cooperate with Litigation etc. Executive agrees to cooperate with and provide all reasonable assistance to the Company, with respect to any civil, criminal or administrative investigations, actions and/or proceedings involving the Company and relating in any way to Executive’s positions, duties and responsibilities while at the Company or to any matters which the Executive handled, participated in or had knowledge of while employed by the Company.

7.5. No Disparagement. Executive agrees not to make any false or disparaging or derogatory statements or remarks to any Person about the Company’s (including its subsidiaries’) business affairs, financial condition, or about any Company or subsidiary directors, officers, employees, stockholders and agents.

7.6. Return of Company Property. Within 60 days of the Executive’s termination of employment, for any reason, or his resignation or retirement, the Executive shall (i) return to the Company all Company property in his possession or control, including all electronic documents; and (ii) submit all documentation for any reimbursements owed to the Executive for business expenses incurred prior to the effective date of termination.

8. Change in Control. Reference is made to that certain the COC Agreement is hereby confirmed and applied to the Executive in his capacity as Chief Executive Officer of the Company and all references in the COC Agreement to Executive’s employment by the Company shall, from and after the Effective Date, be deemed to refer to Executive’s employment under this Agreement and to the terms of this Agreement. The Company agrees that if a Change in Control of the Company occurs while Executive is employed by the Company and the terms of the COC Agreement are triggered, then the Executive shall be entitled to the benefits provided to Executive by the COC Agreement in lieu of the benefits provided by this Agreement; provided, that if an event which is characterized as a “Change of Control” under the COC Agreement does not also constitute a “change in control event” as defined in Section 1.409A-3(i)(5)(i) of the Treasury Regulations, the portion of any severance payable under the COC Agreement that does not exceed the severance that would otherwise have been payable under Section 6 of this Agreement, to the extent constituting nonqualified deferred compensation subject to Section 409A of the Code, shall be paid as salary continuation in accordance with the provisions of this Agreement. The Company shall require any successor corporation or other business entity by agreement to expressly assume and agree to perform this Agreement, or any remaining portion thereof, in its entirety.

9. Restricted Activities. Executive acknowledges that during employment with the Company Executive has had access to confidential information which, if disclosed, would assist in competition against the Company and agrees that the following restrictions on Executive’s activities are necessary to protect the goodwill, confidential information and other legitimate interests of the Company:

9.1. Confidentiality. The Executive acknowledges that the Company and its subsidiaries continually develop confidential information; that the Executive may develop confidential information for the Company and its subsidiaries; and that the Executive may learn of confidential information during the course of employment. The Executive will comply with the policies and procedures of the Company and its subsidiaries for protecting confidential information and shall not disclose or allow disclosure to any Person or use, other than as required by applicable law after notice to the Company and a reasonable opportunity for the Company to seek protection of the confidential information prior to disclosure or for the proper performance of his duties to the Company and its subsidiaries, any confidential information obtained by the Executive incident to his employment or other association with the Company or any of its subsidiaries. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination. This non-disclosure obligation shall not apply to information which is in the public domain or subsequently comes into the public domain through no fault of the Executive.

9.2 Non-Competition. Executive agrees that, during the Severance Pay Period Executive will not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise work with or for a Competitor or otherwise compete with the Company within the United States or in any other country in which the Company is doing business during Executive’s employment with the Company. Specifically, but without limiting the foregoing, Executive agrees not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Competitor or any other Person that is engaged in any business that is directly or indirectly competitive with the business of the Company, as conducted or in planning during Executive’s employment with the Company.

9.3. No Solicitation. Executive agrees that during the Severance Pay Period, Executive will not, directly or indirectly, (i) hire any employee of the Company or seek to persuade any employee of the Company to discontinue employment; (ii) solicit or encourage any independent contractor providing services to the Company to terminate or diminish its/his/her relationship with the Company; (iii) solicit, entice, advise, encourage, or induce customers of the Company or its subsidiaries to discontinue or alter their business relationship with the Company; or (iv) solicit, entice, advise, encourage, or induce customers or prospective customers to refrain from entering into a business relationship with the Company or its subsidiaries.

9.4. Necessary Restraints. Executive agrees without reservation that these restraints are necessary for the reasonable and proper protection of the Company and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. Executive and the Company further agree that, in the event that any provision of this Section 9 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

10. Section 409A. References herein to Executive’s termination of employment or similar or correlative terms shall mean and be limited to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder. If at the time of a separation from service Executive is a “specified employee” as defined in Section 409A of the Code and the regulations thereunder, (i) any payment under Section 6 hereof that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that would otherwise have been paid within the six (6)-month period following separation from service shall instead be accumulated and paid on the date that follows the separation from service by six (6) months and one day, and (ii) any shares deliverable under an RSU award made after the date hereof that constitutes deferred compensation subject to Section 409A of the Code and that would be delivered (without regard to this Section 10) upon Executive’s separation from service shall instead be delivered on the date that follows the separation from service by six (6) months and one day. The provisions of this Agreement shall be construed and administered to comply with, or comply with the requirements for exemption from, Section 409A of the Code, but neither the Company nor any other Person shall be liable to Executive for any failure so to comply.

11. Miscellaneous. This Agreement may be amended only by a written instrument signed by the Company and Executive. Except with respect to any other agreement between the Company and Executive that is specifically referenced herein and intended to continue beyond the execution of this Agreement, this Agreement shall constitute the entire agreement between the Company and Executive with respect to the subject matter hereof. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, other than the provisions thereof relating to conflict of laws. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators (in the case of Executive) and assigns. In the event that: (i) Executive breaches any of the covenants contained in Sections 2 or 5 above, the Company’s remedy shall be limited to forfeiture by Executive of the severance benefits provided in this Agreement; or (ii) Executive breaches any of the covenants contained in Section 7 or Section 9 above, the damage to the Company would be irreparable; Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Executive of any of those covenants, without having to post bond. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement effective as of the day first written above.

ENTEGRIS, INC.		EXECUTIVE

By:	/s/ Paul L.H. Olson	/s/ Bertrand Loy
Name: Paul L. H. Olson		Name: Bertrand Loy
Title: Chairman of the Board

12-12-2012		12/12/12
Execution Date		Execution Date

ATTACHMENT A

Release

In consideration of the payments and benefits described in the Executive Employment Agreement, dated November 28, 2012, between the undersigned and Entegris, Inc. (the “Company”), all of which the undersigned acknowledges he would not otherwise be entitled to receive, the undersigned hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its successors and assigns and their respective officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which the undersigned ever had or now has against the Released Parties arising out of the undersigned’s employment with and/or termination or separation from the Company or relating to his relationship as an officer or in any other capacity for the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., §12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., and the Massachusetts Fair Employment Practices Act., M.G.L. c.151B, §1 et seq., all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §1001 et seq., the Massachusetts Civil Rights Act, M.G.L. c.12 §§11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93, §102 and M.G.L. c.214, §1C, the Massachusetts Labor and Industries Act, M.G.L. c.149, §1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, §1B, and the Massachusetts Maternity Leave Act, M.G.L. c. 149, §105(d), all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options; and any claim or damage arising out of the undersigned’s employment with, termination or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that notwithstanding the foregoing, the Company agrees and hereby acknowledges that this Release Agreement is not intended to and does not: (i) apply to any claims Executive may bring to enforce the terms of the Executive Employment Agreement, (ii) release the Company of any obligation it may have pursuant to a written agreement, the Company’s Certificate of Incorporation or By-Laws, or as mandated by statute to indemnify the undersigned as an officer of the Company; and (iii) release the Company of any obligation to provide and/or pay benefits to the undersigned or his estate, conservator or designated beneficiary(ies) under and in accordance with the terms of any applicable Company benefit plan and/or program; provided further, that nothing in this Release prevents the undersigned from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that the undersigned acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967: Since the undersigned is 40 years of age or older, the undersigned acknowledges that he has been informed that he has or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and the undersigned specifically agrees that in consideration for the payments and benefits described in the Executive Employment Agreement, which the undersigned is not otherwise entitled to receive:

1.	The undersigned specifically and voluntarily waives such rights and/or claims under the ADEA that he might have against the Released Parties to the extent such rights and/or claims arose prior to the date this Release was executed;

2.	The undersigned understands that rights or claims under the ADEA which may arise after the date this Release is executed are not waived;

3.	The undersigned was advised that he has at least 21 days within which to consider the terms of this Release and to consult with or seek advice from an attorney of his choice or any other person of his choosing prior to executing this Release;

4.	The undersigned has carefully read and fully understands all of the provisions of this Release, and he knowingly and voluntarily agrees to all of the terms set forth in this Release; and

5.	In entering into this Release the undersigned is not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document.

Period for Review and Consideration of Release: The undersigned acknowledges that he has been informed and understands that he has twenty-one (21) days to review this Release and consider its terms before signing it and that such 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Release.

Accord and Satisfaction: The amounts set forth in the Executive Employment Agreement shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Released Parties to the undersigned, including, without limitation, all claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, cash awards, equity awards, commissions, severance pay, reimbursement of expenses, any and all other forms of compensation or benefits, attorney’s fees, or other costs or sums.

Revocation Period: The undersigned may revoke this Release at any time during the seven-day period immediately following his execution hereof. As a result, this Release shall not become effective or enforceable and the Company shall have no obligation to make any payments or provide any benefits described herein until the seven-day revocation period has expired.

Name	Date

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Witness	Date